Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement and related Prospectus of The Bank of New York Mellon Corporation for the registration of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Trust Preferred Securities, Stock Purchase Contracts, Stock Purchase Units, and Warrants, and to the incorporation by reference therein of our report dated February 21, 2007, with respect to the consolidated financial statements of The Bank of New York Company, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006, and our report dated February 21, 2007 with respect to The Bank of New York Company, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Bank of New York Company, Inc. as of December 31, 2006 included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY

July 2, 2007